Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Caris Life Sciences, Inc. Amended and Restated 2020 Incentive Plan, Caris Life Sciences, Inc. 2025 Incentive Plan, as Amended and Restated, and Caris Life Sciences, Inc. 2025 Employee Stock Purchase Plan, as Amended and Restated, of Caris Life Sciences. Inc. of our report dated March 18, 2024 (except for the third paragraph of Note 2, as to which the date is June 9, 2025), with respect to the consolidated financial statements of Caris Life Sciences, Inc. for the year ended December 31, 2023 included in Amendment No. 2 to the Registration Statement (Form S-1, No. 333-287551), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

June 18, 2025